EXHIBIT 10

SEPARATION AGREEMENT

                    This Separation Agreement ("Agreement") is between SOUTHERN MICHIGAN BANCORP, INC. ("Corporation") and RICHARD E. DYER ("Executive").

                    Executive has been employed by the Corporation and its Affiliate FNB Financial ("Bank") pursuant to an Amended and Restated Employment Agreement effective as of March 26, 2008 ("Employment Agreement"). This Agreement sets forth the agreed terms for Executive's separation from employment with the Corporation, the Bank, and all other Affiliates (as defined in the Employment Agreement). Therefore, the parties agree as follows.

          1.          Termination of Employment. Executive hereby resigns effective July 18, 2008 from all positions that he holds with or on behalf the Corporation and all Affiliates, including but not limited to his directorships on the Boards of Directors of the Corporation and the Bank.

          2.          Payments by the Corporation. The Corporation will make the following payments to the Executive.

          (a)   Salary Continuation. The Corporation will pay Executive $6,170.92 per bi-weekly pay period (prorated for any partial payroll period) for the 52 week period beginning with the week of July 20, 2008 and ending with the week of July 12, 2009 (the "Severance Pay Period"), subject to required payroll withholding.

          (b)   Health Coverage Continuation. The Corporation will reimburse the Executive for the COBRA continuation premiums incurred by Executive to continue Executive's current employee and dependent health, dental, and prescription drug coverage in effect during the Severance Pay Period, provided (A) that Executive elects and remains eligible for COBRA continuation coverage, (B) that Executive continues to pay the normal employee contribution for such coverage, (C) that the Corporation's obligation to provide coverage will end if Executive becomes eligible for comparable coverage from a new employer and (D) that reimbursements under this Section will be made within thirty (30) days after the Executive submits documentation of the reimbursable expense.

          (c)   Outplacement Assistance. The Corporation will reimburse up to $5,000.00 of outplacement assistance from an outplacement assistance firm selected by Executive and approved by the Corporation (whose approval shall not be unreasonably withheld). Expenses must be incurred under this Section not later than December 31, 2009 and will be reimbursed within 30 days after Executive submits documentation of the reimbursable expense.

          (d)   Unused Vacation. The Corporation will pay Executive for any accrued unused current-year vacation pay to which Executive is entitled under the Corporation's vacation pay policy, to be paid with the pay check for the first pay period after the effective date of this Agreement.

          (e)   Auto. The Corporation will promptly transfer to Executive free and clear title to the 2006 Buick Lucerne CSX that has been provided for Executive's use during his employment. Executive accepts the auto "as is", with no warranties from the Corporation or Affiliates, and understands that after transfer of title all insurance, maintenance and other expenses relating to the auto will be Executive's responsibility. The parties agree that the fair market value of the auto is $18,760. Required payroll withholding will be deducted from the payments under Section 2(a).

          (f)   Additional Provisions Regarding Payments. No payments will be made under this Agreement until it takes effect pursuant to Section 7. Executive will receive the Salary Continuation provided in Section 2(a) notwithstanding any other earnings that Executive may have, and without any offset or deduction other than required payroll withholding. If Executive dies during the Severance Pay Period, Salary Continuation under Section 2(a) will continue for the remainder of the Severance Pay Period for the benefit of Executive's designated beneficiary (or Executive's estate if Executive fails to designate a beneficiary), and health coverage continuation under Section 2(b) will continue for Executive's eligible dependants for the remainder of the Severance Pay Period provided that they remain eligible for COBRA coverage and that they continue to pay the normal employee contribution for such coverage.

          3.          Release of Claims. Executive hereby waives and releases any claims that Executive might otherwise have against the Corporation, the Bank, any Affiliate, or any of their officers, directors, employees or agents. The released claims include: any claims related to Executive's employment with the Corporation, the Bank or any Affiliate; any right to further compensation or benefits from the Corporation or any Affiliate (except as specifically provided in this Agreement); any rights with respect to awards of stock options or restricted stock under the Corporation's Stock Incentive Plan of 2005 (all of which options and restricted stock rights are hereby terminated); any claims under any agreement (including the Employment Agreement except as specifically provided in this Agreement); and any claims relating to any legal duty, including but not limited to any claims under the federal Age Discrimination in Employment Act or any other statute. This release of claims does not apply, however: to the payments provided for in Section 2 above; to Executive's pending claims under the health insurance program; to any vested account under the Corporation's qualified retirement plan; or to any rights of indemnification to which the Executive may be entitled under the Articles of Incorporation or Bylaws of the Corporation or the Bank.

          4.          Transitional Assistance. During the first 30 days after termination of Executive's employment Executive will provide transitional assistance by telephone to the Corporation and its Affiliates as reasonably requested by the Corporation's Chief Executive Officer, at Executive's reasonable convenience and without substantial interference with Executive's other activities or commitments.

          5.          Reaffirmation of Commitments. Executive understands and agrees that his entitlement to the payments provided under Section 2 of this Agreement is conditioned on his continued compliance with his commitments in Sections 11, 12 and 13 of the Employment Agreement and the Transition Agreement dated effective December 1, 2007.

          6.          Period for Review and Consultation. The Corporation advises Executive to consult with an attorney regarding this Agreement before signing it. Executive has been given 21 days after the date on which he receives this Agreement to decide whether to sign it. If Executive elects to sign this Agreement before expiration of the 21-day period, Executive does so voluntarily, and intending to waive the balance of the 21-day period. By signing this Agreement, Executive acknowledges that he has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions subject to the period of revocation set forth in Section 7.

          7.          Revocation Period. Executive may revoke this Agreement at any time up to and including 7 calendar days after he signs it, by delivering written notice of revocation to the Corporation within that period. This Agreement shall not become effective or enforceable until this 7 day period has expired without Executive having so revoked this Agreement. Once this revocation period expires, if Executive has not revoked this Agreement, the Agreement will be a binding, irrevocable agreement between Executive and the Corporation.

          8.          Entire Agreement. This Agreement is the complete understanding between the parties and neither party is relying on any statement other than the provisions of this Agreement. No other promises or agreements shall be binding unless in writing signed by the parties to this Agreement.

                    The parties have signed below to confirm their agreement on the above terms.

SOUTHERN MICHIGAN BANCORP, INC.		/s/ Richard E. Dyer
"Corporation"		RICHARD E. DYER
"Executive"

By:	/s/ John H. Castle

Its:	Chairman & CEO	Date: July 22, 2008

Date: July 22, 2008